CLARITY FUND, INC.

SERVICING AGREEMENT

to the

ADMINISTRATIVE SERVICES PLAN

Ladies and Gentlemen:

We wish to enter into this Servicing Agreement with you concerning the provision of administrative support services to your customers who may from time to time be the record or beneficial owners of shares (“Shares”) of one or more of the Company's investment portfolios (individually a “Fund” and collectively the “Funds”), which are listed in Appendix A.

The terms and conditions of this Servicing Agreement are as follows:

1.

You agree to provide shareholder and administrative services for shareholders of the Funds who are also your clients (“clients”), which services may include, without limitation and to the extent you are permitted by applicable statute, rule or regulation: (i) providing necessary personnel and facilities to establish and maintain certain shareholder accounts and records, as requested. from time to time by the Fund, (ii) establishing and maintaining accounts and records relating to shareholders; (iii) processing dividend and distribution payments from the Fund on behalf of shareholders; (iv) periodically providing information to shareholders showing their positions in shares and integrating such statements with those of other transactions and balances in shareholders' other accounts serviced by such financial institution; (v) arranging for bank wires; (vi) responding to shareholder inquiries relating to the services provided; (vii) responding to routine inquiries from shareholders concerning their investments; (viii) providing either subaccounting with respect to shares beneficially owned by shareholders, or the information to the Fund necessary for subaccounting; (ix) if required by law, forwarding shareholder communications from the Fund (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to shareholders; (x) assisting in processing purchase, exchange and redemption requests from shareholders and in placing such orders with the Funds’ service contractors; (xi) assisting shareholders in changing dividend options, account designations and addresses; (xii) transmitting and receiving funds in connection with client orders to purchase or redeem Shares, verifying and guaranteeing client signatures in connection with redemption orders, transfers among and changes is client designated accounts, (xiii) providing shareholders with a service that invests the assets of their accounts in shares pursuant to specific or pre-authorized instructions; and (xiv) providing such other similar services as the Fund or a customer may reasonably request to the extent the Participating Organization is permitted to do so under applicable statutes, rules and regulations. Notwithstanding the foregoing, no Service Fees may be used by a Participating Organization for payments for any activity by any person which is primarily intended to result in/the sale of shares of any Fund. You shall provide such office space and equipment, telephone facilities and personnel (which may be all or any part of the space, equipment and facilities currently used in your business, or all or any personnel employed by you) as is necessary or beneficial for providing information and services to clients.

2.

Neither you nor any of your employees or agents shall be authorized to make any representations concerning shares of the Funds except those contained in the then current Prospectuses for the Funds; and you shall have no authority to act as agent for the Funds.

3.

In consideration of the services and facilities described herein, you shall be entitled to receive from the Fund fees to be paid quarterly as set forth in Schedule A attached hereto, unless otherwise waived by you; provided that such fees shall not exceed during any periods the amount payable at an annual rate of 0.25% of the average daily net assets of the Fund represented by Shares owned by clients with whom you maintain a servicing relationship.

It is agreed that you may impose certain conditions on clients, in addition to or different from those imposed by the Fund, such as requiring a minimum initial investment or charging clients direct fees for the sale or similar services as are provided hereunder by you as agent (which fees either may relate specifically to your services with respect to the Fund or generally over services but not limited to those with respect to the Fund. You shall bill clients directly for such fees. In the event you charge clients such fees, to the extent permissible by applicable statutes, rules and regulations, you shall make appropriate prior written disclosure (such disclosure to be in accordance with all applicable laws) to clients both of any direct fees charged to clients and of the fees received or to be received by you from the Fund pursuant to this Servicing Agreement. It is understood, however, that in on event shall you have recourse or access to the account of any shareholders of the Fund except to the extent expressly authorized by law or by such shareholder, or to any assets of the Fund for payment of any direct fees referred to in this Servicing Agreement.

4.

To the extent requested by the Fund from time to time, you agree that you will provide the Treasurer of the Fund with a written report of the amounts expended by you and the purposes for which such expenditures were made. Such written reports shall be in a form satisfactory to the Company and shall supply all information necessary for the Fund to discharge its responsibilities under applicable laws and regulations.

5.

You agree to maintain records in a form acceptable to the Fund and in compliance with applicable laws and the rules and regulations of the Securities and Exchange Commission including, but not limited to, the record-keeping requirements of Section 31(a) of the, Act and the rules thereunder. Such records shall be deemed to be the property of the Fund and will be made available, at the Fund’s request, for inspection and use by the Fund, representatives of the Fund and governmental bodies. You agree that, for so long as you retain any records of the Fund, you will meet all reporting requirements pursuant to the Act with respect to such records.

6.

You agree to maintain accurate and complete records with respect to services performed by you in connection with the purchase and redemption of shares. Such records shall be maintained in a form satisfactory to the Fund and in compliance with the requirements of Rules 17a-3 and 17a-4 under the Securities Exchange Act of 1934, as amended, pursuant to which any dealer of the Shares must maintain certain records. All such records maintained by you shall be the property of such dealer and will be made available for inspection and use by the Fund or such dealer upon the request of either. You agree to file, and furnish to the Fund and any such dealer, copies of all reports and undertakings required by the Securities and Exchange Commission pertaining to the above transactions in compliance with the said rules. If so requested by any such dealer, you shall confirm to such dealer its obligations under this paragraph by a writing reasonably satisfactory to such dealer. The Fund shall specify to you, as you shall periodically review with the Fund the records to be maintained and the procedures to be followed by you in complying with this paragraph.

7.

The Fund will indemnify and hold you harmless from all losses, claims, damages, liabilities or expenses from any claim, demand, action or suit (collectively, “Claims”) (a) arising in connection with misstatements or omissions in the Funds' Prospectuses, actions or inactions by the Fund or any of its agents or contractors or the performance of our obligations hereunder and (b) not resulting from (i) your bad faith or negligence, or that of your officers, employees or agents, or (ii) your breach of applicable law, or any breach by your officers, employees or agents, or (iii) your actions or those of your officers, employees or agents which exceed your legal authority or your authority hereunder, or (iv) any error or omissions committed by you, your officers, employees or agents with respect to the purchase, redemption and transfer of clients' shares or your verification or guarantee of any client signature. Notwithstanding anything herein to the contrary, the Fund will indemnify and hold you harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any Claim as a result of your acting in accordance with any written instructions reasonable believed by you to have been executed by any person authorized by the Fund, or as a result of acting in reliance upon any instrument or stock certificate signed, countersigned or executed by a person duly authorized by the Fund, excepting only your negligence or bad faith.

In any case in which the Fund may be asked to indemnify or hold you harmless, you agree to advise the Fund of all pertinent facts concerning the situation in question and you shall use reasonable care to identify and notify the Fund promptly concerning any situation which presents or appears likely to present a claim for indemnification against the Fund.  The Fund shall have the option to defend you against any Claim which may be the subject of indemnification hereunder. In the event that the Fund elects to defend against such Claim, the defense shall be conducted by counsel chosen by the Fund and satisfactory to you. You may retain additional counsel at your expense. Except with the Fund’s prior written consent, you agree to not confess any Claim or make any compromise in any case in which the Fund will be asked to indemnify you.

8.

Without limiting the Fund’s rights under applicable law, you will indemnify and hold the Fund harmless from all Claims (a) arising from (i) your bad faith or negligence, or that of your officers, employees or agents, or (ii) your breach of applicable law, or any breach by your officers, employees or agents, or (iii) your actions or those of your officers, employees or agents which exceed your legal authority of your authority hereunder, or (iv) any error or omission committed by your officers, employees or agents with respect to the purchase, redemption and transfer of clients' shares or your verification or guarantee of any client signature, and (b) not resulting from actions in accordance with written instructions reasonably believed by you to have been executed by any person duly authorized by the Fund or in reliance upon any instrument or stock certificate reasonably believed by you to have been genuine and signed, countersigned or executed by a person duly authorized by the Fund.

In any case in which you may be asked to indemnify or hold the Fund harmless, you shall be advised of all pertinent facts concerning the situation in question and the Fund shall use reasonable care to identify and notify you promptly concerning any situation which presents or appears likely to present a claim for indemnification against you. You shall have the option to defend the Fund against any Claim which may be the subject of indemnification hereunder. In the event that you elect to defend against such Claim, the defense shall be conducted by counsel chosen by you and satisfactory to the Fund. The Fund may retain additional counsel at its expense. Except with your prior written consent, the Fund shall not confess any Claim or make any compromise in any case in which you will be asked to indemnify the Fund. The indemnities granted by the parties in this Servicing Agreement shall survive the termination of this Servicing Agreement.

9.

This Servicing Agreement may be terminated by the Fund, without the payment of any penalty, at any time upon not more than 60 days nor less than 30 day's notice, by a vote of a majority of the Board of Directors who are not “interested persons” of the Fund (as defined in the Act) or by “a vote of a majority of the outstanding voting securities” (as defined by the Act) of the Fund. You may terminate this Servicing Agreement upon not more than 60 days nor less than 30 days notice to the Fund. Notwithstanding anything herein to the contrary, this Servicing Agreement may not be assigned and shall terminate automatically without notice to either party upon any assignment.  Upon termination hereof, the Fund shall pay any compensation as may be due you as of the date of such termination.

10.

Your appointment as shareholder servicing agent hereunder is nonexclusive, and the parties hereto recognize and agree that, from time to time, the Fund may enter into other shareholder servicing agreements, in writing, with other financial institutions.

11.

This Servicing Agreement may be changed or amended only by written instrument signed by both parties.

12.

This Servicing Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Nebraska. This Servicing Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Very truly yours,

CLARITY FUND, INC.

By:

Name:

Title:

Accepted and Agreed to:

Participating Organization

Address

By:

Authorized Officer

Name:

Title:

Date:

Taxpayer Identification Number:

{1189781.1}

Schedule A to the

Servicing Agreement

Fund/Class

Servicing Fee

Clarity Fund

0.25%

Where the Servicing Agreement is in place, the Participating Organization will receive an annual rate of 0.25% of the average daily net assets of the Fund represented by shares owned by clients with whom they maintain a servicing relationship.

4828-3328-2312, v.  1

{1189781.1}